EXHIBIT 99.2

DUOS TECHNOLOGIES GROUP, INC.  FQ4 2020 EARNINGS CALL   |    MAR 25, 2021

Presentation

Operator

Good afternoon. Welcome to Duos Technologies' Fourth Quarter and Full Year 2020 Earnings Conference Call. Joining us for today's call are Duo's CEO, Chuck Ferry; and CFO, Adrian Goldfarb. [Operator Instructions] Then before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call.

Now I would like to turn the call over to Duos' CEO, Chuck Ferry. Sir, please proceed.

Charles Parker Ferry
CEO & Director

Welcome, everyone, and thank you for joining us. Earlier today, we issued a press release announcing our financial results for the fourth quarter and full year 2020 as well as other operational highlights. A copy of the press release is available in the Investor Relations sections of our website. I encourage all listeners to view that release as well as our forthcoming 10-K filing with the SEC to better understand some of the details we'll be discussing during our call.

Now let's get started. As of today, I've officially been operating as CEO of Duos Technologies for just a little over 6 months. In this short period of time, I'm encouraged by the great work our team has accomplished, and we are pushing forward to meet the objectives of our 2021 operating plan, which I will discuss later today.

Financially, we exceeded our most recent fourth quarter and 2020 guidance in conjunction with making a number of improvements across the business that we had discussed in our third quarter earnings call. I'm pleased to report that good initial improvements have been made to improve our operational and technical delivery, internal communication processes, product development, cost structures and reporting and responsiveness to our customers, which has directly caused improved customer satisfaction, financial performance and employee morale. With that said, we still have a lot of work to do this year to ensure we meet our 2021 operating plan.

We have a lot of updates to cover today. So before I get any further, I'd like to turn the call over to our CFO, Adrian Goldfarb, who will walk us through the financial results for the quarter and the year. Adrian?

Adrian G. Goldfarb
Chief Financial Officer

Thank you, Chuck. Before I discuss the detailed financials, I would like to state that I'm very comfortable with Duos' financial position at this time. The company now has a strong balance sheet with no debt and sufficient working capital and reserves with expected growth in the business this year.

Turning to the numbers. Total revenue for the fourth quarter decreased 34% to $3.78 million compared to $5.75 million in the equivalent quarter in 2020. The decrease in total revenue was driven by fewer systems deployed in the current year period. On a sequential basis, total revenues increased 195% as a result of a delay in receiving an order for a large project, which was initially planned for execution during the third quarter of 2020, and it was substantially completed in the fourth quarter.

Revenues also increased as a result of certain clients allowing U.S. employees to visit facilities after their COVID restrictions were relaxed, which helped sales efforts. Total revenue for the full year 2020 decreased 41% to $8.04 million from $13.64 million last year. The decrease in total revenue was driven by significant delays in expected new orders during the year as a result of the COVID-19 pandemic. The company received no cancellations of current contracts or expected orders, with order flow starting to recover beginning in the fourth quarter of 2020.

Gross profit in Q4 was $1.65 million or 44% of total revenue, which was a decrease of 48% from $3.15 million or 55% of total revenue for the equivalent quarter in 2019. The decrease in gross profit was the result of the decrease in total revenues previously noted.

During the period, total cost of revenues decreased by 27%, which was driven by a decrease in technology systems expenses as a result of fewer systems deployed in the current year period. Furthermore, some additional costs were recognized as a result of the deployment of certain new technologies, although the additional costs are expected to be onetime in nature.

Gross profit for the full year 2020 decreased 57% to $2.79 million or 35% of total revenue from $6.48 million or 48% of total revenue last year. The decrease in gross profit was mainly the result of a slowdown in project revenues due to the delay in new orders previously noted. As a percentage, the overall gross margin also decreased as a result of some higher costs related to new products being deployed during the year and certain fixed project costs having a greater effect on the lower revenues.

Turning to our costs. Operating expenses decreased 18% in Q4 2020 to $2.06 million from $2.52 million in the same quarterly period last year. The decrease in operating expenses was primarily driven by lower engineering costs as well as lower overall software development costs after the completion of the truevue360 platform. The company had previously reduced certain operating expenses, primarily for personnel and travel as a result of the pandemic.

Operating expenses for the full year 2020 increased 6% to $9.42 million from $8.89 million last year. Excluding a onetime payment related to the retirement of the company's former CEO, expenses from continuing operations would have decreased overall by 24%. The decrease was driven by head count reductions, lower research and development and software costs after the completion of the truevue360 platform as well as a decrease in sales and marketing costs.

We recorded a net loss in Q4 of $426,000 or $0.12 loss per share compared to a net income of $592,000 or $0.33 per share in the equivalent quarter in 2019. The net loss was primarily attributable to the decrease in revenues previously noted. Net loss for the full year 2020 totaled $6.75 million or $2.03 loss per share compared to a net loss of $2.47 million or $1.39 loss per share a year ago. The greater net loss was primarily attributable to the decrease in revenues as well as the onetime charges related to the former CEO severance as previously noted.

Let's now discuss the balance sheet. We ended the quarter with approximately $4 million in cash and cash equivalents, and we also had net receivables of $1.19 million. For the full year period, we used $4.23 million of cash in operations compared to $4.02 million in the same year ago period. The increase in net cash used in operations for the full year 2020 was the result of higher expenditures related to current and future project execution in anticipation of new projects.

Towards the end of last month, we entered into a securities purchase agreement with 2 of our larger existing shareholders who agreed to purchase a total of 4,500 shares of newly authorized Series C convertible preferred stock. Duos received net proceeds of $4.5 million from this transaction. Along with our recently approved $1.4 million PPP loan forgiveness, these actions have improved our balance sheet significantly and have prepared us for the expected growth in revenues this year and beyond.

I'd now like to provide an update on our financial projections. For the fiscal year ending December 31, 2021, we expect total revenue to be approximately $18 million. As a reminder, our guidance is based on contracts in backlog and near-term pending orders that are already performing or scheduled to be executed by the fourth quarter of 2021. Assuming we are able to achieve our top line guidance, we also expect our operations to achieve breakeven or profitability in 2021 with an improved cash liquidity position by year-end. Although uncertainties continue in the macroeconomic climate, we believe that 2021 will yield a much stronger financial performance for revenue and profitability.

Finally, I'd like to mention a few housekeeping items related to the presentation of our financials. Beginning in Q1, we will be consolidating and reclassifying our revenue segments to simplify our reporting structure in line with some of the restructuring actions that we've taken recently. More specifically, we'll be moving to a 2 line revenue structure divided into technology systems and licensing and services and consulting, with related subsegments broken out in these 2 areas. Having a simplifying item from our traditional CapEx revenue structure will also allow us to showcase revenues within our business that are essentially recurring in nature.

We plan to grow revenue steadily within this segment over time as they provide a higher margin, more predictable opportunity for our business. Additionally, with the consolidation of our former truevue360 subsidiary into our main business, those revenues will now be classified within technology systems and licensing. We will provide additional disclosures around these changes when we report our financial results for the first quarter of 2021.

This completes my financial commentary. I'll now turn the call back over to Chuck to provide a further update on the business. Chuck?

Charles Parker Ferry
CEO & Director

Thank you, Adrian. For the remainder of my remarks today, I'd like to provide an update on our strategy and 2021 operating plan, which is focused on implementing a number of improvements across the business. Then I'll provide a brief update on our outlook before turning it over to questions.

Beginning first with our strategy and operating plan. As a reminder, in September 2020 after joining Duos, we conducted a company-wide assessment to identify things we were doing well and areas in need of improvement in the following areas of operations, commercial, finance and personnel. I'm going to discuss each area in that order beginning with our operations.

At Duos, we are aiming for operational excellence in all that we do. To date, we have made encouraging progress across all divisions and are continuing to make improvements. Our newly appointed Chief Operating Officer, Ben Eiser, heads up our operations and has made a very positive impact on the business since joining Duos last November. Our current customers have also noticed and have provided positive feedback on our improved performance and customer service.

This is now triggering new orders and other opportunities for our business development pipeline, many of which we look forward to announcing in the coming months. These positive developments considered, we must recognize a substantial work must still be done this year and possibly even later on to ensure the business can reliably deliver our technology and become profitable.

In just the last 45 days, we've made incremental back end investments in several engineering tools to include 3D Solidworks, along with electrical and optical test equipment, which have helped us more effectively design, develop, test and deliver a new vehicle undercarriage examiner we call Oblique VUE, which has been under development for some months. Our first Oblique VUE is being installed right now at one of our existing railcar inspection ports.

Once operational, it can inspect an additional 21 inspection points on the underside of a railcar at high speed to include the [ F-pin ], which is a critical but particularly difficult to see inspection point. We expect to deploy this new device across our other rail inspection portals in the future, and it can also be used separately from the portal as well.

Finally, we will be filing a patent for this Oblique VUE. As part of the overall engineering development cycle, we've implemented a more rigorous modeling and testing protocol. Using the Oblique VUE as an example, we conducted 9 rounds of modeling and testing, which also include live track testing at one of our nearby railcar inspection portal sites. Now instead of taking 6 to 8 weeks to make the installation and then possibly having to go back and fix problems, installations will take no more than 48 hours with unit acceptance test finished in a few days. This makes our customers happier, saves installation costs for our...

Another area of operations we've been focused on has been to improve the collaboration between our program management team and service operations center. When I spoke on our last call, the average number of open tickets on our service desk was roughly 150. Today, we're at 15 or less, which is a 90% improvement. As a general rule, the number of tickets a service desk is taking indicates how well a business is serving its customers. We view this as a dual benefit from getting deployments done right and just as much as being better about responsiveness.

I want to make clear that we've not had more people to address the issue. Instead, we've changed the leadership approach and streamlined processes between the service desk who handles inbound calls and the back end technical team. To summarize our operations update, we're continuing to improve operational and technical execution and customer satisfaction, which means delivering projects on time, on budget and with improved technical and service reliability.

Moving to our commercial update. The commercial team led by our Chief Commercial Officer Scott Carns is functionally organized in sales, marketing, proposals and contracts. This small but critically important team is working on several initiatives to ensure we achieve our strategy and our 2021 operating plan.

First, the collaboration between the commercial team and our operational and technical teams has improved. In our business, it is critical that our technical team and project managers are involved in developing the solutions within our proposals to include detailed technical concepts, detailed project time lines and accurate basis of estimates and pricing.

Second, the commercial team is working with new and existing customers to show how our improved customer service and reliable technology is valuable and thus justifies asking for modest increases in our pricing. In the past few months, we've had positive reception on this initiative. Something we've determined in these past 6 months is that we have historically underestimated the level of effort and cost it takes to properly maintain the hardware and software that we have deployed out in the field. For the hardware service and maintenance, we're changing our approach to service.

Instead of reacting when something needs fixing, we are implementing a proactive program, which will employ preventative maintenance checks and services, which makes our solution more reliable and allows us to justify modest price increases.

Third, we are improving our proposals so they're easier to read and more compelling. This point is pretty self-explanatory. Fourth, we are improving our contracts and subcontracts with more accurate statements of work and improved terms and conditions that better addresses risk management and liability items.

An update on strategic partnerships. At this point, I believe our most important strategic partnerships are with our current rail operators. In our discussions, we have been told by our rail customers they consider us important teammates as they are placing greater emphasis on investment in the adoption of automated inspections and prepared to approach regulators about adopting this approach. One of our most recent Board elected Ed Harris, with his C-suite rail experience has been very helpful to me and our team in better understanding the strategic goals of our rail customers, and we are very determined to improve our efforts to support them.

Looking ahead, we have a number of promising opportunities either in negotiation or in our near-term pipeline, which I'm confident will translate to customer wins in the coming weeks and months to meet and ideally exceed the guidance we have issued. We look forward to sharing those details when the agreements are finalized.

Finally, on the commercial side, per the 8-K filed earlier today, we received a notice of award for Amtrak to provide 2 railcar inspection portals and 2 thermal vehicle undercarriage examiners. The work is expected to begin on April 1 of this year, and we anticipate receiving a notice to proceed with authorization of funding, which will allow us to initiate the procurement of long lead items while we complete the contract negotiations.

This new opportunity is accretive to the guidance of $18 million that Adrian gave earlier. Once we enter the contract phase of the engagement, we'll conduct a reforecast, issue updated financial guidance and provide more details. Of note, this particular opportunity required putting a bond program in place, which we successfully completed several weeks ago.

On the financial side, as I made mention on our last call, we've introduced more rigorous -- more rigor around financial reporting, which includes a weekly accounts receivable, accounts payable and cash flow forecast. We've also improved our monthly financial management reports, including more accurate project level budgets, G&A review and consolidated financials for the company. We've also now established a more active review process of the financials for the entire leadership team.

My approach is that having P&L leaders more involved in reviewing the financials with our financial counterparts, they can better identify the financial and operational levers that will enable them to better control costs and gain efficiencies with the goal of improving performance, while at the same time reducing costs and improving both margins and cash position.

Our goal is to become a more consistent and predictable and profitable company. Starting in Q1 2021, the former truevue360 subsidiary is consolidated into our mainstream operations. This decision was made to reflect our increasing focus on artificial intelligence as much as it was to simplify reporting.

Looking to our balance sheet. Our recently completed $4.5 million capital raise in late February led to 2 existing shareholders -- led by 2 existing shareholders has us well-positioned to support potential working capital requirements for larger opportunities that we are currently pursuing. With our current visibility into the next 12 months of orders and deployments on the horizon, we are projecting $18 million in revenue for the year, which would have us at a breakeven level and also cash flow-positive.

With that said, I want to stress, this is a very conservative view. As the year progresses and we determine the positive impact of the Amtrak opportunity, we'll update our guidance and provide more details for everyone. As it relates to personnel, we have a very talented workforce, and I believe we're only scratching the surface of that potential. That said, over the last 6 months, we've undergone some significant restructuring. We've replaced 10 people and added an additional 9, mostly within the operational and technical teams with minimal incremental costs through operating efficiencies and certain expense reductions.

In the business of roughly 55 employees, including 19 new people in highly technical positions with almost no incremental cost, this is a serious undertaking. While we will continue to add for growth in all areas, we are pleased with the caliber of talent within our ranks and believe we have people who are capable of executing our goals for operational and technical excellence.

I'll now move to more specific hires and updates. First, we hired Andrew Murphy as Vice President of Commercial Operations. Andrew is a senior finance professional that has previously worked for me while at APR Energy. I've seen firsthand his abilities when it comes to contract proposals, pricing project, basis of estimates and forecasting. Andrew has been heavily engaged with our commercial team on communicating from a financial perspective how and why our contract pricing in terms of being updated and improved, which has been met favorably by our customers. He was also the lead for securing our bonding program, which was a prerequisite for the Amtrak award.

Secondly, we hired Jeff Necciai, the former CTO of NASCENT, to lead our overall software efforts. Jeff, along with the service desk and project management team have been working on several initiatives to improve our automated logistics information system business, that will be implemented later this year. Our current CTO, David Ponevac, will now be focused strictly on our artificial intelligence business. In the coming months, we'll be adding resources to increase the quality and capacity inside both software and artificial intelligence teams.

Finally, we recently brought on an experienced railroad mechanical car inspector and safety manager and have plans to add additional subject matter expertise to better assist our technical teams as they deliver into our rail customers. I hope it is evident that we are implementing improvements as quickly as possible to improve our operational and technical delivery, customer satisfaction and financial performance. However, there's still a lot of work to be done this year to get the business where we would really like to see it. These continued improvements will allow us to produce new and better quality products, close more deals on more favorable terms and form stronger customer and strategic partner relationships within our industry.

With the backdrop of the tentative global economic recovery underway and return to more normalized business conditions, we believe 2021 will see Duos return to growth as we build for scale and sustain profitability.

Lastly, I am personally very happy and very honored to be leading the Duos team. While always challenging to turn the business around, I am doing what I love to do and the team around me is outstanding. I am very optimistic for the future of our company, and I appreciate the support from our Board and our shareholders.

And with that, we're ready to open the call for your questions. Operator, please provide the appropriate instructions.

Question and Answer

Operator

[Operator Instructions] Our first question is from [ Jim Barrett ] with Barrett Asset Management.

Unknown Analyst

Chuck, can you discuss to the extent that you can the pending merger of -- or the pending acquisition of Kansas City Southern by Canadian Pacific? And can you discuss more broadly how any future consolidation in the rail industry, the pros and cons of that as it applies to Duos?

Charles Parker Ferry
CEO & Director

Yes. No, that's a good question. And certainly, that's been a big topic in the news certainly in the rail industry. Ed Harris and I have been discussing it as well. So first off, we obviously -- one of our key customers is Kansas City Southern. And we've previously made efforts years ago to do business with Canadian Pacific. But to this point, hadn't really, really had a lot of success. Both Ed and I feel that that merger between CP and KCS actually would be helpful for us in terms of -- because it would basically introduce us by virtue of that merger into Canadian Pacific.

Canadian Pacific is interesting because they have rail lines that extend obviously all the way from Canada through the United States all the way down into Mexico. We currently operate 2 of our railcar inspection portals down in Mexico, one for Ferromex and one for Kansas City Southern. So we think it will be a positive move for us. That said, I think some of the challenges are, as Ed was explaining to me, is that there is a pretty significant regulatory hurdle for CP and KCS to jump over. They'll have to get regulatory approval from really 3 governments, both the United States, Canada and Mexico. And so it's going to be -- it's going to take some time for that process to occur.

So in the meantime, we're going to stay focused on our current customers right now, and we'll see how this works out. Hopefully, I answered your question.

Unknown Analyst

That's really helpful. And good luck.

Charles Parker Ferry
CEO & Director

Thank you, sir.

Operator

Our next question is from [ William Gladner ], a private investor.

Unknown Attendee

My name is Bill Gladner. I'm a shareholder. Two-part question. One is, how do you perceive the current administration's position on the XL pipeline and then more oil to be moved via railway to affect coming business in the foreseeable future? And second part of the question is I don't -- I haven't -- I don't know, but you currently have interest in pursuing business in Europe as well as Asian countries internationally?

Charles Parker Ferry
CEO & Director

Yes. So that's 2 good questions. I'll take the first one on the pipeline. That was -- at least recently that's given us top work notice. I think that that pipeline was really not active yet. So I think from my perspective, the rail operators were already -- the rail operators have not been impacted by that pipeline. So that's carrying the same amount of stuff that they've been carrying really throughout.

I do think that from an administration standpoint, what we're getting from our sources are that this new administration obviously like many before them is trying to hit infrastructure pretty hard. We know that the rail industry is part of that, particularly the transit rail. And so we also know that this administration, much like the Obama administration was more interested in using technology to protect our borders versus putting in physical -- a physical wall like the previous administration.

So we actually see the new administration here probably being a positive -- being positive towards kind of what we provide in terms of technology and how we provide it into the rail operators. The second question around Europe, yes, we would absolutely be interested in eventually expanding our offerings into Europe. We do have contacts in Europe. Years ago, this company did have some operations in Europe. Again, Mr. Harris has strong ties into places like Australia as well as Europe. And we plan to be having those kind of discussions here with our Board here over the coming years, we're making our improvements. Hopefully, I answered your question, sir.

Unknown Attendee

Yes. And best of luck in the coming year and stay safe.

Charles Parker Ferry
CEO & Director

Thank you.

Operator

[Operator Instructions] Our next question comes from [ Richard Jackson ], a private investor.

Unknown Attendee

Two questions, if I may. One, since you guys are now booking revenues I understand as an application software instead of a contract sale, how much of the revenue dip would you say year-over-year was due to the accounting change? And then secondly, congrats on Amtrak. Are things still moving in the right direction with the MTA in New York and the Boston and Washington commuter rails?

Charles Parker Ferry
CEO & Director

Yes. So I'll let Adrian handle the first question, and I'll take the second.

Adrian G. Goldfarb
Chief Financial Officer

Yes. Hi, Richard. On the perceived revenue change, the -- for 2020, to be clear, the revenue dip was primarily due to delays in receiving contracts and execution. Although our model is going to change over time, it become a more OpEx type model with recurring revenues. Most of that really hasn't happened yet. You will see an increase in recurring revenues as we go forward as a result of parts of the contract being related to maintenance, which is traditional and then also to do with some of our licensing that's going forward.

So the actual dip is not related to that. As we move forward, we obviously have to balance the requirements for holding assets on our balance sheet in terms of operating an OpEx model. And a lot of that analysis is being looked at today. But currently, and the predictions for -- certainly for 2021 is our revenues will be kind of in the same line that we've had before, although you will see the recurring revenue increase slowly over time.

Charles Parker Ferry
CEO & Director

Yes. I'll take the second part of the question. And -- but add -- kind of add -- so the business I ran called APR Energy for a number of years, that business, we were a little over $300 million. That business was purely in an OpEx model. So at least my experience is -- I got a lot of experience around the OpEx model kind of things. And I think what we're going to see is, as we up our game inside the services side of the business, which is recurring revenue as well as we're looking at a little harder at our hardware and software maintenance side of things, you're going to see increases in that recurring revenue side of the business for sure.

In terms of the transit rail as you mention, we're actually finishing up a job right now with Chicago Metra. That's ongoing right now and we expect to be complete shortly. We do have several other opportunities with some of the transit rail lines, obviously we've talked about Amtrak. But that's definitely a smaller component of our business development pipeline. And I would anticipate as the year progresses, we'll probably see more activity from transit rail as well as other commuter systems based on the work that we expect to be doing for Amtrak.

Unknown Attendee

So if I could follow up, you gave a total addressable market on your last conference call, which was very helpful. How much do you think of that is going to be cargo? And how much of that's going to be commuter rail?

Charles Parker Ferry
CEO & Director

Yes. Look, I think at least for the next year outlook, I think I'll just -- I'll take it for the next year right now because it could certainly change. But right now, I think the freight rail for us is still going to be the primary component of our revenue, I'll say at least 65% to 70%, Adrian --

Adrian G. Goldfarb
Chief Financial Officer

Yes. Yes.

Charles Parker Ferry
CEO & Director

-- with maybe 30% of it may be coming in from the likes of Amtrak. But as the details firm up with Amtrak, it's a fairly -- it's a pretty significant contract size for us. We'll release those details and follow up with everybody. You'll be able to read about it.

Operator

At this time, this concludes our question-and-answer session. I'd now like to turn the call back over to Mr. Ferry for his closing remarks.

Charles Parker Ferry
CEO & Director

Well, I want to thank everybody for joining us today. We're very excited about our business. And I'd like to thank -- thank you very much for attending. Thank you, operator, and thank you all for joining us on today's call.

Operator

Before we conclude today's call, I would like to provide Duos' safe harbor statement that includes important cautions regarding forward-looking statements made during this call. This earnings call concludes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminologies such as believes, expects, may, will, should, anticipates, plans and their opposites or similar expressions are intended to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events, but are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies' actual results to differ materially from those anticipated by the forward-looking statements.

These risks and uncertainties include, but are not limited to, those described in Item 1A in Duos' annual report on Form 10-K, which is expressly incorporated herein by reference and other factors as may periodically be described in Duos' filings with the SEC.

Thank you for joining us today for Duos Technologies Group 2020 Fourth Quarter and Full Year Earnings Conference Call. You may now disconnect.